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                                                                 EXHIBIT (h)(11)

                                  ARMADA FUNDS


                  SHAREHOLDER SERVICES PLAN FOR CLASS 2 SHARES

         SECTION 1. Armada Funds (the "Trust") has adopted this Shareholder Services Plan for Class 2 Shares (the "Plan") in order to enable the Trust to bear certain shareholder service and administrative expenses relating to Class 2 Shares of its UA Series of funds (the "Funds"), and any other non-discretionary investment portfolios hereinafter established under the UA Series (collectively, "Shares").

         SECTION 2. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees (as provided in Section 4 below) ("Servicing Agreements") with financial institutions, broker-dealers, or other industry professionals, such as third party administrators, investment advisers, accountants, and estate planning firms ("Service Organizations"). Such Servicing Agreements are incorporated herein by reference and shall require the Service Organizations to provide shareholder administrative services as set forth therein to their clients who beneficially own Shares in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to .25% (as defined in such Servicing Agreement) with respect to each Fund. All expenses incurred by the Trust in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by shareholders of the Trust.

         SECTION 3. The Trust's Transfer Agent shall monitor the arrangements pertaining to the Trust's Servicing Agreements with Service Organizations as required by the Trust's Board of Trustees. The Trust's Transfer Agent shall not, however, be obliged by this Plan to recommend, and the Trust shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

         SECTION 4. So long as this Plan is in effect, the Trust's Transfer Agent shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

         SECTION 5. This Plan shall become effective upon the date of its adoption and following approval of the Plan (and the related form of Servicing Agreement) by vote of a majority of the Board of Trustees.

         SECTION 6. Unless sooner terminated, this Plan shall continue until September 30, 2002 and thereafter shall continue automatically for successive annual periods of twelve months each, provided such continuance is approved at least annually in the manner set forth in Section 5.

         SECTION 7. This Plan may be amended at any time by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 5.

         SECTION 8. This Plan is terminable at any time by vote of a majority of the Trustees.


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         SECTION 9. The names "Armada Funds" and "Trustees of Armada Funds"
refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated January 28, 1986, as amended which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of Shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

Approved by the Board of Trustees: May 16, 2002



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